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                                                                    Exhibit 99.1


                        [LOGO OF SL GREEN REALTY CORP.]
                    420 Lexington Avenue New York City 10170

CONTACT
-------
Michael W. Reid
Chief Operating Officer
-or-
Thomas E. Wirth
Chief Financial Officer
(212) 594-2700

FOR IMMEDIATE RELEASE
---------------------

SL GREEN REALTY CORP. REPORTS THIRD QUARTER FFO OF $0.73 PER SHARE
------------------------------------------------------------------

HIGHLIGHTS
----------

     o     15% same store portfolio cash NOI growth
     o Issued five million common shares at $29.80 net per share; raised $149 million in net proceeds
     o FFO increased to $0.73 per share (diluted) versus $0.70 prior year, a 4% increase, and a 9% FFO increase excluding the $1.0 million ($0.03 per share) contribution to the Twin Towers Fund
     o     FFO increased $3.9 million (19%) to $24.0 million from $20.1 million
     o Acquired 49.9% interest in 1250 Broadway from its JV partner for $29.5 million and refinanced property with $85 million first mortgage
     o     Invested $53.5 million in a preferred equity position in The News
           Building
     o     Originated $57.7 million in structured finance investments

FINANCIAL RESULTS
-----------------

NEW YORK, NY, OCTOBER 23, 2001 - SL Green Realty Corp. (NYSE:SLG) reported improved operating results for the three months ended September 30, 2001. During the period, funds from operations (FFO) before minority interests totaled $24.0 million, or $0.73 per share (diluted), compared to $20.1 million, or $0.70 per share (diluted), for the same quarter in 2000. The 2001 quarterly results include a $1.0 million charge, or $0.03 per share, for a one-time contribution to the Twin Towers Fund. Excluding this contribution, third quarter earnings would have been $0.76 per share, representing a 9% improvement over the prior year. The FFO per share calculation is reflective of the Company's five million common share issuance in the third quarter of 2001 which increased the weighted average dilutive shares outstanding to 36.1

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million, a 13% increase over the prior year. This growth was primarily attributable to strong same store cash NOI growth of 15%.

Nine month results were also strong, reflecting a 14% FFO increase over 2000 as FFO before minority interests totaled $68.6 million or $2.25 per share (diluted), compared to $55.6 million or $1.97 per share (diluted) for the same period in the previous year. This growth is also attributable to strong same store cash NOI growth of 16%.

For the quarter, net income available to common shareholders, adjusted for property sales, extraordinary items and the cumulative effect of an accounting change increased 14% to $13.6 million, or $0.43 per share (diluted) as compared to $11.9 million, or $0.43 per share (diluted), for the same period in the previous year. For the nine months ended September 30, 2001, adjusted net income increased 25% to $39.1 million, or $1.36 per share (diluted), as compared to $31.4 million, or $1.16 per share (diluted), for the same period in the previous year.

Total quarterly revenues increased in the third quarter to $61.9 million (1.7%) compared to last year's $60.9 million. The $1.0 million growth in revenue resulted primarily from:

     o     2001 acquisitions ($6.0 million)
     o     2001 same store portfolio ($1.7 million).

These revenue increases were partially offset by reduced revenues of properties sold ($6.0 million) and investment and preferred equity income ($1.0 million). The $1.0 million decrease in investment and preferred equity income is due to the following: (i) $0.7 million from yield maintenance received from the early redemption of a preferred equity investment on 1370 Avenue of the Americas in third quarter 2000 and (ii) lower yields primarily from reduced interest rates ($0.5 million) and investment spreads ($0.9 million) and the decrease is partially offset by the higher weighted average structured finance investment balance outstanding ($1.3 million).

During the third quarter, same store cash NOI increased $3.3 million to $25.6 million, as compared to $22.3 million over the same period in the prior year. Cash NOI margins before ground rent improved year over year from 55.2% to 60.2%. The improvement in cash NOI was driven primarily by a $3.4 million increase in cash revenue due to:

     o A 45% increase in replacement rents over previous fully-escalated rents ($1.3 million)
     o     Reduced free and straight-line rents ($1.7 million)
     o     Rent steps from current in-place tenants ($0.5 million)
     o $0.9 million increase in escalation and reimbursement income primarily from increased electric reimbursement, operating expense reimbursements and percentage rent escalations
     o Decrease in revenue due to lower occupancy primarily due to planned vacancy at 1466 Broadway ($0.4 million)
     o Decrease in revenue due to higher reserves for tenant allowance ($0.6 million).

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The net increase in revenue was partially offset by $0.2 million increase in real estate taxes with operating expenses remaining flat. Approximately 90.0% of the quarterly electric expense was recovered through the utility clause in the tenants' leases.

The Company's third quarter EBITDA increased $1.6 million resulting in increased margins before ground rent of 66.0% in 2001 as compared to 65.4% for the same period last year. After ground rent, margins improved to 60.6% in 2001 from 59.7% in the corresponding prior year period. Margin improvement was driven by the Company's primary real estate investment themes:

     o     GAAP NOI of $4.4 million

             o   $3.4 million increase from 2001 acquisitions
             o   $1.8 million increase from same store (7% improvement)
             o $2.2 million increase from net income from unconsolidated joint ventures
             o $3.3 million decrease from properties sold or contributed to joint ventures.

These increases in EBITDA were partially offset by (i) an increase in MG&A ($1.6 million) primarily due to a $1.0 million contribution to the Twin Towers fund and increased personnel costs, (ii) a decrease in investments and other income ($0.7 million) and (iii) a loss from equity in affiliates as compared to net income in the prior year ($0.1 million).

FFO for the quarter ended September 30, 2001 improved $3.9 million primarily as a result of a $1.6 million increase in EBITDA, increased FFO adjustment from joint ventures ($1.4 million) and lower interest costs ($0.9 million). Lower interest costs ($0.9 million) were associated with: higher average debt levels due to net acquisition and new investment debt activity ($1.5 million), the higher average debt levels due to the funding of ongoing capital projects and working capital requirements ($0.2 million), and the proceeds from the Company's July common stock offering ($1.6 million) offset by lower interest rates from floating rate debt ($0.9 million).

During the quarter ended September 30, 2001, the Company recorded an extraordinary loss of $0.3 million due to the early extinguishment of debt that was excluded from the Company's FFO results. The 2001 quarterly results of the Company exclude a gain on sale of property interest that totaled $0.6 million and the 2000 quarterly results exclude a gain on redemption of a preferred equity investment totaling ($5.6 million).

At the end of the quarter, consolidated debt totaled $484.1 million, reflecting a debt to market capitalization ratio of 30.0%.


                              NEW PROPERTY ACTIVITY
                              ---------------------


1250 BROADWAY ACQUISITION

On September 24, 2001, the Company acquired a 49.9% interest in 1250 Broadway from its joint venture partner, The Carlyle Group, for approximately $29.5 million. In conjunction with this transaction, Salomon Smith Barney provided $85 million of first mortgage financing. 1250 Broadway is a 39-story building with approximately 685,000 square feet, and occupies the block

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front between 31st and 32nd Streets on Broadway. It is currently 99.6% leased.
The going-in cash NOI yield on the investment is approximately 9.5% per annum. The Company is currently implementing a $5 million capital improvement program to significantly renovate and upgrade the property. During the quarter, Visiting Nurse Services of New York, a current tenant in the building, expanded into 80,000 square feet at an average rent over $40.00 per square foot and simultaneously replaced 25,000 square feet previously occupied by technology tenants. The acquisition is the first step in transitioning the property to a long-term ownership position with a new capital partner.

110 EAST 42ND STREET SALE

The Company sold a 69,700 square foot condominium interest in its property located at 110 East 42nd Street for $14.5 million, or approximately $208 per square foot. In connection with the sale, the Company recognized a gain of approximately $0.6 million. The Company will manage the condominium and continues to own the remaining 181,000 square feet of the property through a condominium interest.

THE NEWS BUILDING PREFERRED EQUITY INVESTMENT

On September 10, 2001 the Company announced the purchase of a $53.5 million preferred equity investment in The News Building, a 1.1 million square foot office building located at 220 East 42nd Street, New York. The investment was made into an entity affiliated with The Witkoff Group and DRA Advisors, Inc. who continue to own a majority interest in the property. In connection with the transaction, SL Green has assumed leasing responsibilities at the property.

                         NEW STRUCTURED FINANCE ACTIVITY
                         -------------------------------

The Company has completed the following transactions:
     o Originated $57.7 million of structured finance assets at a retained yield after seller financing of 14.6%, including $30 million in October
     o PREI funded $25 million of a structured finance asset under the established investment program.

                                      OTHER
                                      -----

COMMON SHARE ISSUANCE

On July 25th, the Company sold 5 million common shares at a gross price of $30.66 per share. After the underwriter's discount, net proceeds to the Company totaled $149.0 million, or $29.80 per share. The immediate use of proceeds was to pay down the Company's unsecured revolving credit facility.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Company filed a registration statement with the SEC to register a dividend reinvestment and stock purchase plan ("DRIP") which was declared effective on September 24, 2001. The Company registered 3 million shares of common stock under the DRIP.


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As of September 30, 2001, the Company's portfolio consists of interests in 25 properties, aggregating 10.0 million square feet.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT who specializes exclusively in this niche.

Financial Tables attached.

To receive SL Green's latest news release and other corporate documents, including the Third Quarter Supplemental Data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION BASED UPON THE COMPANY'S CURRENT BEST JUDGMENT AND EXPECTATIONS. ACTUAL RESULTS COULD VARY FROM THOSE PRESENTED HEREIN. THE RISKS AND UNCERTAINTIES ASSOCIATED WITH FORWARD-LOOKING INFORMATION IN THIS RELEASE INCLUDE THE STRENGTH OF THE COMMERCIAL OFFICE AND INDUSTRIAL REAL ESTATE MARKETS IN NEW YORK, COMPETITIVE MARKET CONDITIONS, UNANTICIPATED ADMINISTRATIVE COSTS, TIMING OF LEASING INCOME, GENERAL AND LOCAL ECONOMIC GROWTH, INTEREST RATES AND CAPITAL MARKET CONDITIONS. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                      # # #

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
                                                     SL GREEN REALTY CORP.
                                              STATEMENTS OF OPERATIONS--UNAUDITED
                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               Three Months Ended        Nine Months Ended
                                                                                 September 30,             September 30,
                                                                               2001         2000         2001         2000
                                                                             ---------    ---------    ---------    ---------
REVENUE:
Rental revenue, net                                                          $  47,971    $  47,647    $ 156,379    $ 140,998
Escalations & reimbursement revenues                                             9,114        7,593       24,467       18,941
Signage rent                                                                       424          496          953        1,593
Investment income                                                                3,306        3,696       11,626        7,324
Preferred equity income                                                            630        1,272          630        2,579
Other income                                                                       479          170        1,339          693
                                                                             ---------    ---------    ---------    ---------
Total revenues                                                                  61,924       60,874      195,394      172,128
                                                                             ---------    ---------    ---------    ---------
EXPENSES:
Operating expenses                                                              15,076       15,260       44,983       41,893
Ground rent                                                                      3,101        3,164        9,419        9,505
Interest                                                                         9,785       10,698       36,853       30,243
Depreciation and amortization                                                    9,047        8,300       27,956       24,519
Real estate taxes                                                                7,452        7,299       23,590       21,688
Marketing, general and administrative                                            4,116        2,540       11,331        8,517
                                                                             ---------    ---------    ---------    ---------
 Total expenses                                                                 48,577       47,261      154,132      136,365
                                                                             ---------    ---------    ---------    ---------
                                                                                13,347       13,613       41,262       35,763

Equity in net income (loss) from affiliates                                        (57)          71         (984)         609
Equity in net income from  unconsolidated joint ventures                         2,752          586        6,020        2,209
                                                                             ---------    ---------    ---------    ---------
Income before minority interest,  extraordinary items, property sales,
  cumulative effect adjustment and preferred stock dividends and accretion      16,042       14,270       46,298       38,581
Minority interests                                                              (1,010)      (1,496)      (3,496)      (4,964)
Extraordinary loss, net of minority interest                                      (332)          --         (430)        (430)
Gain on sale of rental properties                                                  647        5,624        5,164       24,646
Cumulative effect of accounting change                                              --           --         (532)          --
Preferred stock dividends and accretion                                         (2,414)      (2,407)      (7,243)      (7,220)
                                                                             ---------    ---------    ---------    ---------
Net income available to common shareholders                                  $  12,933    $  15,991    $  39,761    $  50,613
                                                                             =========    =========    =========    =========
Net income per share (Basic)                                                 $    0.45    $    0.65    $    1.53    $    2.08
Net income per share (Diluted)                                               $    0.44    $    0.62    $    1.50    $    1.98
FUNDS FROM OPERATIONS (FFO)
FFO per share (Basic)                                                        $    0.78    $    0.75    $    2.42    $    2.08
FFO per share (Diluted)                                                      $    0.73    $    0.70    $    2.25    $    1.97

FFO CALCULATION:
---------------
Income before minority interests, preferred stock dividends,
  extraordinary loss, property sales and cumulative effect adjustment        $  16,042    $  14,270    $  46,298    $  38,581
LESS:
Preferred stock dividend                                                        (2,300)      (2,300)      (6,900)      (6,900)
Add:
Joint venture FFO adjustment                                                     2,225          842        4,579        2,468
Depreciation and amortization                                                    9,047        8,300       27,956       24,519
Amortization of deferred  financing  costs and  depreciation of non-real
  estate assets                                                                 (1,059)      (1,042)      (3,371)      (3,105)
                                                                             ---------    ---------    ---------    ---------
FFO - BASIC                                                                     23,955       20,070       68,562       55,563
Add:  Preferred stock dividends                                                  2,300        2,300        6,900        6,900
                                                                             ---------    ---------    ---------    ---------
FFO - DILUTED                                                                $  26,255    $  22,370    $  75,462    $  62,463
                                                                             =========    =========    =========    =========
Basic ownership interests
  Weighted average REIT common shares                                           28,511       24,458       25,988       24,329
  Weighted average partnership units held by minority interest                   2,280        2,346        2,286        2,385
                                                                             ---------    ---------    ---------    ---------
Basic weighted average shares and units outstanding                             30,791       26,804       28,274       26,714
                                                                             =========    =========    =========    =========
Diluted ownership interest
  Weighted average REIT common and common share equivalent shares               29,093       24,954       26,506       24,678
  Weighted average partnership units held by minority interests                  2,280        2,346        2,286        2,385
  Common share equivalents for preferred stock                                   4,699        4,699        4,699        4,699
                                                                             ---------    ---------    ---------    ---------
Diluted weighted average equivalent shares and units outstanding                36,072       31,999       33,491       31,762
                                                                             =========    =========    =========    =========


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
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
                                            SL GREEN REALTY CORP.
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                           (Amounts in Thousands)

                                                                            September 30,          December 31,
                                                                                 2001                  2000
                                                                          -------------------     ----------------
ASSETS                                                                       (unaudited)
Commercial real estate properties, at cost:
Land and land interests ......................................................   $   138,337    $   125,572
Buildings and improvements ...................................................       679,821        618,637
Building leasehold ...........................................................       143,198        139,393
Property under capital lease .................................................        12,208         12,208
                                                                                 -----------    -----------
                                                                                     973,564        895,810
Less accumulated depreciation ................................................       (93,339)       (78,432)
                                                                                 -----------    -----------
                                                                                     880,225        817,378

Properties held for sale .....................................................            --         10,895
Cash and cash equivalents ....................................................         5,991         10,793
Restricted cash ..............................................................        37,104         86,823
Tenant receivables, net $3,905 and $1,723 reserve in 2001 and 2000,
   respectively ..............................................................        12,229          7,580
Related party receivables ....................................................         1,883            917
Deferred rents receivable net of provision for doubtful accounts of $4,813 and        50,060         45,816
   $4,860 in 2001 and 2000, respectively
Investment in and advances to affiliates .....................................         8,570          6,373
Investment in unconsolidated joint ventures ..................................       143,049         65,031
Structured finance investments ...............................................       157,901         51,293
Deferred costs, net ..........................................................        36,066         40,113
Other assets .................................................................        13,093         18,142
                                                                                 -----------    -----------

Total assets .................................................................   $ 1,346,171    $ 1,161,154
                                                                                 ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage notes payable .......................................................   $   411,393    $   414,342
Revolving credit facility ....................................................        72,738         46,374
Accrued interest payable .....................................................         1,935          2,349
Accounts payable and accrued expenses ........................................        20,827         24,818
Deferred revenue .............................................................         1,363          1,112
Deferred compensation awards .................................................         1,838          2,833
Derivative instruments--fair value ...........................................         4,987             --
Capitalized lease obligations ................................................        15,505         15,303
Deferred land lease payable ..................................................        13,926         13,158
Dividend and distributions payable ...........................................        14,775         12,678
Security deposits ............................................................        18,903         19,014
                                                                                 -----------    -----------
Total liabilities ............................................................       578,190        551,981
                                                                                 -----------    -----------

Minority interest ............................................................        46,474         43,326

8% Preferred Income Equity Redeemable Stock $0.01 par
  value, $25.00 mandatory liquidation preference 25,000 shares
  authorized, 4,600 outstanding in 2001 and 2000 .............................       111,117        110,774


STOCKHOLDERS' EQUITY
         Common stock, $0.01 par value 100,000 shares
          authorized, 29,944 and 24,516 issued and
          outstanding in 2001 and 2000, respectively .........................           300            246
         Additional paid - in capital ........................................       582,874        428,698
         Deferred compensation plan ..........................................        (8,400)        (5,037)
         Accumulated other comprehensive loss ................................        (4,500)            --
         Retained earnings ...................................................        40,116         31,166
                                                                                 -----------    -----------
Total stockholders' equity ...................................................       610,390        455,073
                                                                                 -----------    -----------

Total liabilities and stockholders' equity ...................................   $ 1,346,171    $ 1,161,154
                                                                                 ===========    ===========

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



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                              SL GREEN REALTY CORP.
                        SELECTED OPERATING DATA-UNAUDITED

                                                           September 30,
                                                         2001        2000
                                                         ----        ----
   OPERATING DATA:
   Net rentable area at end of period (in 000's)(1)      10,036      9,131
   Portfolio occupancy percentage at end of period          98%        98%
   Same store occupancy percentage at end of period         98%        98%
   Number of properties in operation                         25         23





(1)   Includes wholly-owned and majority and minority owned properties.








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